                                                                   EXHIBIT 12.1

                                         SL GREEN REALTY CORP.                           SL GREEN COMPANY PREDECESSOR
                                          (CONSOLIDATED)                                          (COMBINED)
                                ------------------------------------------------     ---------------------------------
                                 YEAR ENDED    AUGUST 21, 1997   JANUARY 1, 1997
                                DECEMBER 31,   TO DECEMBER 31,    TO AUGUST 20,              YEARS ENDED DECEMBER 31,
                                ------------   ---------------   ---------------     ---------------------------------
                                  1998              1997             1997              1996       1995       1994
                                ------------   ---------------   ---------------     -------   ---------   -----------
EARNINGS:
Income (loss) from
 continuing operations ......... $23,482         $6,633           $ (100)            $(3,470)   $(6,923)   $(5,040)
Interest .......................  11,699          1,637            4,874               7,252      7,338      7,639
Portion of rent expense
 representative of interest ....   9,903            497              867               1,344      1,323      1,295
Amoritzation of loan costs .....   1,084            110              143                 192        200        266
                                 -------         ------           ------             -------    -------    -------
Total earnings ................. $46,168         $8,877           $5,784             $ 5,318    $ 1,938    $ 4,160
                                 -------         ------           ------             -------    -------    -------
                                 -------         ------           ------             -------    -------    -------
FIXED CHARGES AND:
PREFERRED STOCK DIVIDENDS(1)
Interest ....................... $11,699         $1,637           $4,874             $ 7,252    $ 7,388    $ 7,639
Preferred stock dividends ......   5,720             --               --                  --         --         --
Interest capitalized ...........      --             --               --                  --         --         --
Portion of rent expense
 representative of interest ....   9,903            497              867               1,344      1,323      1,295
Amoritazation of loan costs
 expensed ......................   1,084            110              143                 192        200        266
Amoritazation of loan costs
 capitalized ...................      --             --               --                  --         --         --
                                 -------         ------           ------             -------    -------    -------
Total fixed charges and
 preferred stock dividends ..... $28,406         $2,244           $5,884             $ 8,788    $ 8,861    $ 9,200
                                 -------         ------           ------             -------    -------    -------
                                 -------         ------           ------             -------    -------    -------
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends ...............    1.63x          3.96x              (2)                 (2)        (2)        (2)
                                 -------         ------           ------             -------    -------    -------
                                 -------         ------           ------             -------    -------    -------
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1) Prior to May 16, 1998, no preferred stock had been issued or was oustanding.

2) For the period January 1, 1997 to August 20, 1997 and the years ended
December 31, 1996, 1995 and 1994, SL Green Predecessor's fixed charge ratios are deficits of $100, $3,470, $6,923 and $5,040, respectively.